Filed pursuant to Rule 433

Registration Nos. 333-202290 and 333-202290-5

Free Writing Prospectus Dated May 12, 2016

Final Term Sheet

PPL CAPITAL FUNDING, INC.

$650,000,000

3.100% SENIOR NOTES DUE 2026

Issuer:	PPL Capital Funding, Inc.

Guarantor:	PPL Corporation

Size:	$650,000,000

Trade Date:	May 12, 2016

Settlement Date:	May 17, 2016 (T+3)

Maturity Date:	May 15, 2026

Interest Payment Dates:	Semi-annually in arrears on May 15 and November 15, commencing on November 15, 2016

Coupon:	3.100%

Price to Public:	99.872%

Benchmark Treasury:	1.625% due February 15, 2026

Benchmark Treasury Yield:	1.765%

Spread to Benchmark Treasury:	+135 basis points

Yield to Maturity:	3.115%

Optional Redemption:	Prior to February 15, 2026, the notes will be redeemable, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1)100% of the principal amount of the notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be so redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, plus, in either of the above cases, accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

On or after February 15, 2026, the notes will be redeemable at a redemption price equal to 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but not including, the date of redemption.

CUSIP / ISIN:	69352P AL7 / US69352PAL76

Joint Book-Running Managers:	Barclays Capital, Inc.

Credit Suisse Securities (USA) LLC

Mitsubishi UFJ Securities (USA), Inc.

Wells Fargo Securities, LLC

Co-Managers:	BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

UBS Securities LLC

U.S. Bancorp Investments, Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Barclays Capital, Inc. by calling 1-888-603-5847, Credit Suisse Securities (USA), LLC by calling 1-800-221-1037, Mitsubishi UFJ Securities (USA), Inc. by calling 1-877-649-6848, or Wells Fargo Securities, LLC by calling 1-800-645-3751 or emailing wfscustomerservice@wellsfargo.com.